Exhibit 3.3

RESTATED CERTIFICATE OF INCORPORATION
OF
NOBLE ENERGY, INC.
Noble Energy, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1.    The present name of the corporation is Noble Energy, Inc. (hereinafter the “Corporation”).
2.    The Corporation was originally incorporated under the name Noble Affiliates, Inc., and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 29, 1969. On April 26, 2002, the Corporation filed an amendment to its Certificate of Incorporation to change its name from Noble Affiliates, Inc. to Noble Energy, Inc.
3.    The Corporation’s Board of Directors has duly adopted this Restated Certificate of Incorporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation, as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.
4.    The text of the Corporation’s Certificate of Incorporation, as heretofore amended or supplemented or restated, is hereby restated to read in its entirety as follows:
FIRST. The name of the Corporation is NOBLE ENERGY, INC.
SECOND. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
THIRD. The nature of the business or purposes to be conducted or promoted is:
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.
To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or used in connection with any business of this corporation.
To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.
To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.
To engage in the cultivation and improvement of farms, gardens and agricultural lands, the raising and improving of livestock, and incidentally to own and control under lease, or otherwise, such lands, buildings and personal property necessary to the conduct and operation of such business.
To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage, or pledge, all or any of the corporation’s property and assets, or any interest therein, wherever situated.
In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of this corporation.
The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of this Article shall be regarded as independent business and purposes.
FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,004,000,000, consisting of (1) 4,000,000 shares of Preferred Stock, $1.00 par value (“Preferred Stock”), and (2) 1,000,000,000 shares of Common Stock, $0.01 par value (“Common Stock”).
A.    The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:

1.	the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

2.	whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

3.
the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

4.	whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

5.	the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

6.
whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

7.
whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

8.
the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

9.
the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

10.	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.
Without limiting the foregoing, the voting powers of any series of Preferred Stock may include the right, in the circumstances specified in the resolution or resolutions providing for the issuance of such stock, to elect one or more directors who shall be in addition to the number of directors of the Corporation fixed by, or in the manner provided in, the By-laws of the Corporation and who shall serve for such term and have such voting powers as shall be stated in the resolution or resolutions providing for the issuance of such stock. The term of office and voting powers of any director elected in the manner provided in the immediately preceding sentence may be greater than or less than those of any other director or class of directors.
The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.
B.    Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Subject to the provisions of law and the rights of the holders of any class or series of stock having a preference as to dividends over the Common Stock then outstanding, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors shall determine. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of any class or series of stock having a preference over the Common Stock then outstanding have been paid or declared and set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.
C.    Both the Common Stock and the Preferred Stock shall be issued for such consideration (but not less than the par value thereof) as shall be fixed from time to time by the Board of Directors. Any shares of the Common or Preferred Stock authorized by the Articles of Incorporation may, in the discretion of the Board of Directors, be issued as bonuses to employees of the Corporation or employees of any subsidiary corporation, or as a dividend upon the Common Stock of the Corporation. In the absence of fraud, the judgment of the Directors as to value of any property or services received in full or partial payment for shares shall be conclusive. When shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be taken to be fully paid stock and shall be nonassessable.
D.    Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation shall have any pre-emptive rights to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for, or convertible into, such shares or any warrants or other instruments evidencing rights or option to subscribe for, purchase or otherwise acquire such shares.
E.    The Corporation shall have the power to create and issue rights, warrants or options (including restricted or qualified stock options to employees) entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, upon such terms and conditions, and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights and may be made appurtenant to Common or Preferred Stock, bonds or debentures of the Corporation or otherwise. In the absence of fraud, the judgment of the Directors as to the adequacy of consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.
FIFTH. The corporation is to have perpetual existence.
SIXTH. [Intentionally omitted.]
SEVENTH.     [Intentionally omitted.]
EIGHTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
To make, alter or repeal the Bylaws of the Corporation.
To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.
To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.
By a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the Directors of the Corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the Bylaws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
NINTH. No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived any improper personal benefit. Neither the amendment nor repeal of this Article NINTH, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article NINTH shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Elections of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.
ELEVENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
TWELFTH. 1. The provisions of this Article TWELFTH shall apply to the adoption or authorization of a business transaction (as hereinafter defined) with any other entity (as hereinafter defined) if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or consent thereto, such other entity is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the outstanding shares of stock of the Corporation (as hereinafter defined) entitled to vote in elections of directors, considered for the purposes of this Article TWELFTH as one class. The requirements of this Article TWELFTH shall be in addition to the voting requirement set forth in Article EIGHTH hereof for the business transactions described therein and in addition to the statutory voting requirement for or in connection with business transactions other than those described in Article EIGHTH. No business transaction with any such other entity may be effected unless all of the following conditions are complied with:

(a)
The cash, or fair market value of other consideration, to be received per share by common stockholders of the Corporation in such business transaction is not less than the highest per share price (including brokerage commissions and/or soliciting dealers’ fees) paid by such other entity in acquiring any of its holdings of the Corporation’s Common Stock.

(b)
After completion of the transaction in which such other entity has acquired twenty percent (20%) of the outstanding shares of stock of the Corporation entitled to vote in the election of directors and prior to the consummation of such business transaction, such other entity shall not have acquired any newly issued shares of stock, directly or indirectly, from the Corporation (except upon conversion of convertible securities acquired by it either prior to obtaining twenty percent (20%) of the outstanding shares of stock of the Corporation entitled to vote in the election of directors or as a part of the transaction which results in such other entity acquiring its twenty percent (20%) or greater interest or as a result of a pro rata stock dividend or stock split); and

(c)
Such other entity shall not have (i) received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation, or (ii) made any major change in the Corporation’s business or equity capital structure prior to the consummation of such business transaction.
The provisions of this Article TWELFTH shall also apply to a business transaction with any other entity which at any time has been the beneficial owner, directly or indirectly, of more than twenty percent (20%) of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, considered for the purposes of this Article TWELFTH as one class, notwithstanding the fact that such other entity has reduced its shareholdings below twenty percent (20%) if at the time the definitive agreement was entered into such other entity was the direct or indirect beneficial owner of such twenty percent (20%) interest or if, as of the record date for the determination of stockholders entitled to notice of and to vote on or consent to the business transaction, such other entity is an “affiliate” of the Corporation (as hereinafter defined).
2.    As used in this Article TWELFTH, (a) the term “other entity” shall include any corporation, person or other entity and any other entity with which it or its “affiliate” or “associate” (as defined below) has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of stock of the Corporation, or which is its “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on February 1, 1984; (b) an other entity shall be deemed to be the “beneficial owner” of any shares of stock of the Corporation which such other entity has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise in addition to shares otherwise beneficially owned; (c) the term “outstanding shares of any class of stock of the Corporation” shall include shares deemed owned through application of clause (b) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise; (d) the term “business transaction” shall include (i) any merger or consolidation of the Corporation with or into any other corporation, (ii) any sale or lease or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any other entity, (iii) any sale or lease or other disposition (in one transaction or a series of transactions) to the Corporation or any subsidiary thereof in exchange for securities of the Corporation of any assets (except assets having an aggregate fair market value of less than $5,000,000) of any other entity, or (iv) any reclassification or recapitalization of the outstanding shares of any class of stock of the Corporation if at the time there is any other entity which has acquired twenty percent (20%) or more of the outstanding shares of stock of the Corporation entitled to vote in the election of directors and the effect of such transaction is to increase the relative voting power of such other entity; and (e) for the purposes of subparagraph 1(a) of this Article TWELFTH, the term “other consideration to be received” shall mean, in the event of a business transaction with such other entity in which the Corporation is the surviving corporation, Common Stock of the Corporation retained by its existing public stockholders.

3.    A majority of the directors shall have the power and duty, consistent with their fiduciary obligations, to determine for the purposes of this Article TWELFTH on the basis of information known to them whether (a) such other entity beneficially owns more than twenty percent (20%) of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, (b) an other entity is an “affiliate” or “associate” (as defined above) of another, (c) an other entity has an agreement, arrangement or understanding with another, or (d) the assets being acquired by the Corporation or any subsidiary thereof have an aggregate fair market value of less than $5,000,000.
4.    No amendment to the Certificate of Incorporation of the Corporation shall amend, alter, change or repeal any of the provisions of this Article TWELFTH, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote or consent of the holders of at least seventy-five percent (75%) of all shares of stock of the Corporation entitled to vote in elections of directors, considered for the purposes of this Article TWELFTH as one class.
THIRTEENTH. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court's having personal jurisdiction over the indispensible parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer, this 27th day of July 2016.

NOBLE ENERGY, INC.

/s/ Aaron G. Carlson
Name:	Aaron G. Carlson
Title:	Assistant Secretary